AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

         THIS AMENDMENT (the "Amendment") to that certain Asset Purchase Agreement dated April 30, 1999 (the "Agreement") is entered into this fourth day of June, 1999, by and among Bell Microproducts Inc., a California corporation ("Seller") and PEMSTAR INC., a Minnesota corporation ("Buyer").

         1. Capitalized terms not defined in this Amendment shall have the meanings defined in the Agreement.

         2. Amendment to Section 2.1 - "Purchase Price". The introductory paragraph contained in Section 2.1 of the Agreement shall be deleted in its entirety and shall be replaced with, and read:

                           "2.1 Purchase  Price.  The purchase  price payable by
the Buyer to the Seller as consideration for the sale, assignment, transfer, and delivery by the Seller to the Buyer (or a wholly owned subsidiary of Buyer to be determined by Buyer) of the Acquired Assets, and the assumption by Buyer of the Assumed Liabilities, Buyer, on the terms and conditions set forth herein, shall be $40,500,000.00 (the "Purchase Price"). At the Closing, the Buyer shall deliver to the Seller by wire transfer in immediately available funds $34,000,000 (the "Partial Purchase Price Payment"). Subject to the Post-Closing Adjustment in Section 2.5, Buyer will pay the balance of the Purchase Price at the time of the payment to be made pursuant to Section 2.5(c)(1) or (2)."

         3. Amendment to Section 2.2(a) - "Delivery". The following new sentence shall be added to the end of Section 2.2(a): "The consummation of the transactions contemplated by this Agreement shall occur at 6:00 a.m., Pacific Daylight Time, on Monday, June 7, 1999."

         4. Miscellaneous. Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect. No provision of this Amendment may be modified or amended, nor shall any terms be waived, except expressly in a writing signed by both parties.

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IN WITNESS  WHEREOF,  the Buyer and the Seller have caused this  Amendment to be signed as of the date first written above.

"BUYER"                                        PEMSTAR INC.

                                               a Minnesota Corporation

                                               By: ___________________________
                                               Name: _________________________
                                               Title: ________________________


"SELLER"                                       BELL MICROPRODUCTS INC.
                                               a California Corporation


                                               By: ___________________________
                                               Name: _________________________
                                               Title: ________________________


                                               By: ___________________________
                                               Name: _________________________
                                               Title: ________________________